SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 8, 1998

                      Access Solutions International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

            0-28920                                       05-0426298
   (Commission File Number)                   (IRS Employer Identification No.)

                                 (401) 295-2691
              (Registrant's Telephone Number, Including Area Code)


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Item 4. Change in Registrant's Certifying Accountant


i) On June 2, 1998, Access Solutions International, Inc. ("Registrant") was notified by Price Waterhouse LLP ("Price Waterhouse") that Price Waterhouse would not serve as Registrant's independent auditor for the year ended June 30, 1998. The decision was initiated by Price Waterhouse, and no recommendation or approval by Registrant's Board of Directors or Audit Committee was sought. Registrant has commenced the process of interviewing and engaging a new auditor to replace Price Waterhouse.

ii) Price Waterhouse's annual reports for the last two years did not contain any adverse opinions, disclaimers of opinion, modifications or qualifications except to include a modification with respect to the Registrant's ability to continue as a going concern for the years ended June 30, 1996 and 1997.

iii) Not applicable.

iv) There have not been any disagreements with Price Waterhouse on any matters of principles or practices, financial statement disclosure, or auditing scope or procedures for the last two Fiscal years or for the interim periods subsequent to the date of the last Fiscal year.

v)   Not applicable.

Item 5. Other Events.

Financing

     On May 27, 1998, Registrant announced that it had completed an interim financing totaling $750,000 ("Financing"). The consummation of this agreement is the first step in the company's previously announced plan to raise additional equity funding.

     The financing agreement calls for the purchase of a minority interest in several of the company's patents by Mr. Malcolm G. Chace, a stockholder and former director, for $100,000. These patents are the subject of a lawsuit pending in the United States District Court for the District of Rhode Island. In addition, Mr. Chace also has loaned the company $650,000, and has agreed to make additional advances in amounts equal to outstanding and future legal fees and costs incurred in connection with the lawsuit.

     The loan is secured by a first priority interest in these patents and bears interest at the rate of 19%. The loan has a term of the lesser of three years or completion of the company's patent litigation and converts to a demand note at the end of its term.

     The loan also is convertible into equity under certain circumstances. The company is presently talking with several parties regarding establishment of a financing or strategic relationship including a future financing of between $2 and $4 million to meet the obligations of the merger agreement and to address the company's cash flow requirements.

     The company's current plan is to seek at least $2 million of additional financing in the quarter ending September 30, 1998. Mr. Chace has agreed to convert his $650,000 loan into equity in the event he is satisfied with the terms of such financing and upon the satisfaction of certain other conditions. There can be no assurance that additional funds can be obtained on acceptable terms, if at all.

Extension of Merger Agreement

     On May 27, 1998, Registrant and PaperClip Software Inc. ("PaperClip") also announced that their merger agreement has been amended to extend the date for the consummation of PaperClip's previously announced merger with and into a newly formed wholly-owned subsidiary of Access Solutions ("Extension"). Pursuant to the terms of the merger agreement, completion of the merger transaction is subject to certain conditions, including a financing contingency. Because the financing contingency has not been satisfied, the merger transaction has not been consummated, and the merger agreement has been amended to allow more time for the financing condition to be satisfied. The latest agreement calls for an extension to August 24, 1998. There can be no assurance that the financing condition will be satisfied or that the merger transaction will be consummated.

     Certain additional information regarding the Financing and the Extension is contained in the Press Release dated May 27, 1998 (the "Press Release").

     The Press Release and the material documents relating to the Financing and the Extension are attached hereto as Exhibits and incorporated herein by reference. The foregoing summary of such exhibits is qualified in its entirety by reference to the complete text of such exhibits.


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Item 7.  Financial Statements and Exhibits.

(a)      Financial Statements of business acquired.
         Not applicable
(b)      Pro forma financial information.
         Not applicable
(c)      Exhibits


Exhibit Number
                                                       Exhibit Title

      99     Press Release relating to the Financing and the Extension

     10.1    Loan Agreement dated May 8, 1998 between Registrant and Malcom G.
             Chace

     10.2    Promissory Note dated May 8, 1998 issued by Registrant to Malcolm
             G. Chace

     10.3    Security Agreement dated May 8, 1998 between Registrant and Malcom
             G. Chace

     10.4    Letter Agreement dated May 8, 1998 between Registrant and Malcolm
             G. Chace concerning assignment of patent interests

     10.5 Tenth Amendment to Agreement and Plan of Merger dated as of April 22, 1998 between Registrant and PaperClip

     10.6 Tenth Amendment to Convertible Promissory Note dated as of April 22, 1998 between Registrant and PaperClip

     10.7 Second Amendment to Management Agreement dated as of April 22, 1998 between Registrant and PaperClip

     16.1     Letter from Price Waterhouse to Registrant dated June 2, 1998


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                                    SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                     Access Solutions International, Inc.
                                     Registrant



                                     By  /s/ Denise L. Marchand
                                       -------------------------------------
                                       Denis L. Marchand
                                       Vice President Finance and Administration
                                       and Chief Accounting Officer
Dated:   June 9, 1998